Exhibit 10.1

AMENDMENT TO OFFER LETTER

This Amendment effective as of February 28, 2019, amends the Offer Letter dated May 12, 2015 between you and Versartis, Inc. (now known as Aravive, Inc, the “Company”), as amended February 6, 2019 (the “Offer Letter”). The Offer Letter as amended by this Amendment being referred to as (the “Amended Offer Letter”). Capitalized terms used herein without definition shall have the meanings assigned in the Offer Letter.

WHEREAS, you were retained under the Offer Letter by the Company to serve as its Chief Executive Officer; and

WHEREAS, the Company desires to amend certain compensation set forth in the Offer Letter.

1. Section 4 of the Offer Letter is hereby deleted in its entirety and replaced with the following revised Section 4:

“4.Cash Compensation. The Company will pay you a starting salary at the rate of $500,000 per year, less required deductions and withholdings, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for, nor entitled to receive, overtime compensation.

In addition, you will be eligible to be considered for a discretionary incentive bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company in its sole discretion based upon achievement of Company and personal objectives established and approved by the Company’s Board of Directors. Your target bonus, which will be determined by the Company in its sole discretion, will be equal to up to 50% of your annual base salary.    Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn a bonus for that fiscal year. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

The Company may change your compensation and benefits from time to time at its discretion.”

2. Severability. The provisions of this Amended Offer Letter are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Offer Letter shall remain in full force and effect. The Offer Letter, as amended by this Amended Offer Letter, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts. This Amended Offer Letter may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Offer Letter to be duly executed as of the day and year first above written.

ARAVIVE, INC.

By:	/s/ Vinay Shah
Name:	Vinay Shah
Title:	Chief Financial Officer

/s/ Jay Shepard
JAY SHEPARD

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